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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                               I-FLOW CORPORATION

                                    ARTICLE I
                               NAME OF CORPORATION

        The name of this corporation is:  I-FLOW CORPORATION

                                   ARTICLE II
                                REGISTERED OFFICE

        The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

                                   ARTICLE III
                                     PURPOSE

        The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

        The corporation is authorized to issue two classes of shares to be designated, respectively, "Common" and "Preferred"; the total number of shares shall be forty five million (45,000,000); the total number of Common shares shall be forty million (40,000,000), each having a par value of one one-tenth of one cent ($0.001); and the total number of Preferred shares shall be five million (5,000,000), each having a par value of one one-tenth of one cent ($0.001).

        The Preferred shares may be issued from time to time in one or more series. The Board of Directors is hereby vested with the authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of Preferred shares, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

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                                    ARTICLE V
                                  INCORPORATOR

        The name and mailing address of the incorporator of the corporation is:

        Tina Bonovich
        c/o NRAI Service Center
        9 East Loockerman Street
        Dover, Delaware 19901

                                   ARTICLE VI
                          BOARD POWER REGARDING BYLAWS

        All the powers of this corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that bylaws shall not be adopted, altered, amended or repealed by the stockholders of the corporation except by the vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock entitled to vote upon the election of directors.

                                   ARTICLE VII
                              ELECTION OF DIRECTORS

        Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

                                  ARTICLE VIII
                            ACTION BY WRITTEN CONSENT

        No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                   ARTICLE IX
                        LIMITATION OF DIRECTOR LIABILITY

        To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article IX by the stockholders shall adversely affect any


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right or protection of a director of the corporation existing by virtue of this
Article IX at the time of such repeal or modification.

                                    ARTICLE X
                                 CORPORATE POWER

        The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE XI
                       CREDITOR COMPROMISE OR ARRANGEMENT

        Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

        THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does make and file this Certificate.

Dated:  May 30, 2001
                                            /s/ Tina Bonovich
                                            ------------------------------
                                            Tina Bonovich, Incorporator


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